EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT



American Buyers Club International, Inc., a Delaware corporation
Alpha sound and Vision, Inc., a Delaware corporation (subsidiary of American Buyers Club International, Inc.)


                                       95